EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Rick Kraemer
First Senior Vice President
Investor Relations Officer
973-686-4817

VALLEY NATIONAL BANCORP ANNOUNCES TRANSFER OF STOCK
LISTING TO NASDAQ

WAYNE, NJ – September 24, 2018 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today announced that it is transferring its stock exchange listing to the Nasdaq Global Select Market ("Nasdaq") from the New York Stock Exchange ("NYSE"). Valley expects its common stock to begin trading on Nasdaq on October 10, 2018, and it will continue to be listed under the ticker symbol “VLY”. Valley will also transfer and list preferred A stock under the symbol “VLYPA”, preferred B stock under the symbol “VLYPB”, and warrants under the symbol “VLYWW”.

“We are excited by our future partnership with Nasdaq. Their trading platform and marketing initiatives offer Valley the most cost-effective listing option and are aligned with our goals to enhance operating efficiencies. Furthermore, the Nasdaq brand is one that evokes energy and innovation, much like the culture we are fostering at Valley today,” said Ira Robbins, President and CEO.

About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $30 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 230 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, Florida and Alabama. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our Customer Service Center at 800-522-4100.

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